Exhibit 99.1

Thomas Melito
NEWS RELEASE	Vice President - Treasurer
FOR IMMEDIATE RELEASE	(972) 409-1527

Michaels Stores, Inc. Reports Record Third Quarter Sales and Operating Income

IRVING, Texas — November 17, 2011 — Michaels Stores, Inc. (the “Company”) today reported unaudited financial results for the third quarter ended October 29, 2011. Total sales for the quarter were $996 million, a 2.9% increase from fiscal 2010 third quarter sales of $968 million. Same-store sales for the comparable 13-week period increased 1.6%, driven by a 1.6% increase in average ticket and a 0.3% increase in transactions partially offset by 0.3% decrease in deferred custom framing revenue. Canadian currency translation positively affected average ticket for the third quarter by 20 basis points.

John Menzer, Chief Executive Officer, said, “We are pleased with our overall performance during the third quarter of fiscal 2011.  We delivered another quarter of record sales and operating income with modest growth in the top line. Continued progress on our strategic initiatives and the team’s focus on execution resulted in a 16% increase in operating income and a 12% increase in Adjusted EBITDA.”

Operating Results

Year-to-date net sales increased 3.9% to $2.806 billion from $2.7 billion for the same period last year. Same-store sales increased 2.6% over the same period a year ago on a 1.9% increase in average ticket and a 0.7% increase in transactions. Canadian currency translation positively affected average ticket for the first nine months of fiscal 2011 by 40 basis points.

The Company’s third quarter gross margin increased 160 basis points to 40.4% driven by an improvement in merchandise margin. The improvement in merchandise margin is attributable to our global sourcing initiative, continued focus on pricing and promotion initiatives, and improvement in inventory management. Year-to-date gross margin increased 150 basis points to 40.0% driven by an increase in merchandise margin. The improvement in year-to-date merchandise margin is attributable to our direct import initiative and improved pricing and promotion management, as well as increased focus on inventory management. These amounts were partially offset by an increase in freight and distribution costs.

Selling, general and administrative expense in the third quarter increased $10 million to $279 million, a 30 basis points increase to 28.1% of sales. The increase is primarily due to planned initiatives related to existing stores, an increase in store costs for incremental locations and planned additional advertising expense for digital and targeted marketing campaigns, partially offset by a reduction in bonus expense. Additionally, prior year amounts included a favorable adjustment to our group insurance expense. Year-to-date

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

selling, general and administrative expense increased $27 million to $774 million. As a percent of sales, selling, general and administrative expense decreased 10 basis points from last year.

Operating income for the third quarter of fiscal 2011 increased $16 million to $118 million, or 11.8% of sales, compared to 10.5% for the third quarter of fiscal 2010. Year-to-date operating income was $335 million, or 11.9% of sales, versus $281 million, or 10.4% of sales, for the same period last year.

Interest expense decreased $7 million for the third quarter to $62 million and for the first nine months of fiscal 2011 decreased $19 million to $188 million.

During the quarter, the Company repurchased $18 million face value of its 13% Subordinated Discount Notes and $7 million face value of its 11 3/8% Senior Subordinated Notes which resulted in a $1 million loss on early extinguishment of debt. Loss on the early extinguishment of $134 million face value of our Subordinated Discount Notes and $7 million face value of our Senior Subordinated Notes was $16 million for the first nine months of fiscal 2011.

Other expense for the quarter of $4 million reflects a $1 million unfavorable change in the fair value of the interest rate cap and $3 million in foreign exchange rate losses. Other expense for the year-to-date period reflects a $4 million loss from the change in the fair value of the interest rate cap.

For the quarter, the Company reported a net income of $32 million compared to net loss of $12 million for the third quarter of fiscal 2010. For the first nine months of fiscal 2011, the Company reported net income of $79 million compared to a breakeven performance for the same period last year.

Adjusted EBITDA for the third quarter of fiscal 2011 increased $17 million to $154 million. Year-to-date Adjusted EBITDA was $439 million, or 15.6% of sales, versus $381 million, or 14.1% of sales last year. The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

As of October 29, 2011, the Company had $111 million in cash and $747 million of availability under its revolving credit facility. Quarter end debt levels totaled $3.511 billion, down $254 million from the prior year.

Average Michaels store inventory at the end of the third quarter, inclusive of distribution centers, was $922,000, down from last year’s balance of $924,000.

Capital spending for the first nine months of fiscal 2011 totaled $84 million, with $42 million attributable to real estate activities, such as new, relocated and existing stores and $42 million for information system and corporate investments.

Year to date, the Company has opened 37 new stores, including 14 relocations, and closed five Michaels stores. In addition, the Company closed two Aaron Brothers stores.

The Company will host a conference call at 8:00 a.m. Central time today. Those who wish to participate in the call may do so by dialing 866-425-6198, conference ID# 34792062. Any interested party will also have the opportunity to access the call via the internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. A recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 34792062.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 16, 2011, the Company owns and operates 1,064 Michaels stores in 49 states and Canada, and 135 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “plans,” “estimates,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: risks related to the effect of economic uncertainty; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; we have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which make us more dependent upon third parties; our information systems may prove inadequate; failure to adequately maintain security and prevent unauthorized access to our electronic and other confidential information and data breaches such as the recent payment card terminal tampering could materially adversely affect our financial condition and operating results; changes in regulations or enforcement may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our business; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011, and other reports from time to time filed with or furnished to the Securities and Exchange Commission.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $850 million Asset-based revolving credit facility. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	October 29,	January 29,	October 30,
	2011	2011	2010
ASSETS
Current assets:
Cash and equivalents	$111	$319	$115
Merchandise inventories	1,019	826	1,004
Prepaid expenses and other	80	73	78
Deferred income taxes	56	56	41
Income tax receivable	12	1	48
Total current assets	1,278	1,275	1,286
Property and equipment, at cost	1,402	1,329	1,304
Less accumulated depreciation	(1,086)	(1,028)	(1,002)
Property and equipment, net	316	301	302
Goodwill	95	95	95
Debt issuance costs, net of accumulated amortization of $71, $60, and $57, respectively	58	72	78
Deferred income taxes	18	18	8
Other assets	5	9	7
Total non-current assets	176	194	188
Total assets	$1,770	$1,770	$1,776

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$348	$273	$324
Accrued liabilities and other	405	384	361
Current portion of long-term debt	135	1	1
Income taxes payable	7	29	2
Total current liabilities	895	687	688
Long-term debt	3,376	3,667	3,764
Deferred income taxes	4	4	2
Other long-term liabilities	77	76	86
Total long-term liabilities	3,457	3,747	3,852
	4,352	4,434	4,540
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,284,809 shares issued and outstanding at October 29, 2011; 118,419,850 shares issued and outstanding at January 29, 2011; 118,419,850 shares issued and outstanding at October 30, 2010	12	12	12
Additional paid-in capital	46	43	41
Accumulated deficit	(2,647)	(2,726)	(2,824)
Accumulated other comprehensive income	7	7	7
Total stockholders’ deficit	(2,582)	(2,664)	(2,764)
Total liabilities and stockholders’ deficit	$1,770	$1,770	$1,776

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Net sales	$996	$968	$2,806	$2,700
Cost of sales and occupancy expense	594	592	1,683	1,659
Gross profit	402	376	1,123	1,041
Selling, general, and administrative expense	279	269	774	747
Related party expenses	3	3	10	10
Store pre-opening costs	2	2	4	3
Operating income	118	102	335	281
Interest expense	62	69	188	207
Loss on early extinguishment of debt	1	53	16	53
Other (income) and expense, net	4	1	4	12
Income (loss) before income taxes	51	(21)	127	9
Provision (benefit) for income taxes	19	(9)	48	9
Net income (loss)	$32	$(12)	$79	$—

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Nine Months Ended
	October 29,	October 30,
	2011	2010
Operating activities:
Net income	$79	$—
Adjustments:
Depreciation and amortization	75	77
Share-based compensation	7	6
Debt issuance costs amortization	13	14
Accretion of long-term debt	35	37
Change in fair value of interest rate cap	4	15
Change in fair value of contingent consideration	(1)	—
Loss on early extinguishment of debt	16	53
Changes in assets and liabilities:
Merchandise inventories	(193)	(131)
Prepaid expenses and other	(8)	(6)
Accounts payable	85	97
Accrued interest	16	(9)
Accrued liabilities and other	2	18
Income taxes payable	(33)	(57)
Other long-term liabilities	2	1
Net cash provided by operating activities	99	115

Investing activities:
Business Acquisition	—	(2)
Additions to property and equipment	(84)	(61)
Net cash used in investing activities	(84)	(63)
Financing activities:
Issuance of senior notes due 2018	—	794
Repayments on senior notes due 2014	—	(791)
Repurchase of subordinated discount notes due 2016	(148)	—
Repayments on senior secured term loan facility	(50)	(118)
Repurchase of senior subordinated notes due 2016	(7)	—
Borrowings on asset-based revolving credit facility	102	48
Payments on asset-based revolving credit facility	(102)	(48)
Payment of debt issuance costs	—	(34)
Repurchase of Common Stock	(7)	—
Proceeds from stock options exercised	2	—
Change in cash overdraft	(13)	(4)
Other	—	(1)
Net cash used in financing activities	(223)	(154)

Decrease in cash and equivalents	(208)	(102)
Cash and equivalents at beginning of period	319	217
Cash and equivalents at end of period	$111	$115

Supplemental Cash Flow Information:
Cash paid for interest	$123	$164
Cash paid for income taxes	$83	$64
Non-cash investing activity:
Contingent consideration liability	$—	$4

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	59.6	61.2	60.0	61.5
Gross profit	40.4	38.8	40.0	38.5
Selling, general, and administrative expense	28.1	27.8	27.6	27.7
Related party expenses	0.3	0.3	0.4	0.3
Store pre-opening costs	0.2	0.2	0.1	0.1
Operating income	11.8	10.5	11.9	10.4
Interest expense	6.2	7.1	6.7	7.7
Loss on early extinguishment of debt	0.1	5.5	0.6	2.0
Other (income) and expense, net	0.4	0.1	0.1	0.4
Income (loss) before income taxes	5.1	(2.2)	4.5	0.3
Provision for income taxes	1.9	(0.9)	1.7	0.3
Net income (loss)	3.2%	(1.3)%	2.8%	—%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Michaels stores:
Retail stores open at beginning of period	1,054	1,033	1,045	1,023
Retail stores opened during the period	13	13	23	23
Retail stores opened (relocations) during the period	6	3	14	10
Retail stores closed during the period	(4)	—	(5)	—
Retail stores closed (relocations) during the period	(6)	(3)	(14)	(10)
Retail stores open at end of period	1,063	1,046	1,063	1,046

Aaron Brothers stores:
Retail stores open at beginning of period	136	145	137	152
Retail stores closed during the period	(1)	(4)	(2)	(11)
Retail stores open at end of period	135	141	135	141

Total store count at end of period	1,198	1,187	1,198	1,187

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$922	$924	$922	$924
Comparable store sales increase (2)	1.6%	2.9%	2.6%	3.4%

(1)  Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)  Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
	(in millions)
Net cash provided by operating activities	$147	$92	$99	$115
Depreciation and amortization	(25)	(25)	(75)	(77)
Share-based compensation	(3)	(2)	(7)	(6)
Debt issuance costs amortization	(5)	(5)	(13)	(14)
Accretion of long-term debt	(11)	(13)	(35)	(37)
Change in fair value of interest rate cap	(1)	(2)	(4)	(15)
Change in fair value of contingent consideration	—	—	1	—
Loss on early extinguishment of debt	(1)	(53)	(16)	(53)
Changes in assets and liabilities	(69)	(4)	129	87
Net income (loss)	32	(12)	79	—
Interest expense	62	69	188	207
Loss on early extinguishment of debt	1	53	16	53
Income tax provision (benefit)	19	(9)	48	9
Depreciation and amortization	25	25	75	77
EBITDA	139	126	406	346
Adjustments:
Share-based compensation	3	2	7	6
Sponsor Fees	3	3	10	10
Termination expense	—	—	1	—
Pre-opening costs	2	2	4	3
Multi-year initiatives (1)	—	—	1	—
Foreign currency translation losses (gains)	3	(1)	—	(3)
Store closing costs	2	1	3	2
Loss on interest rate cap	1	2	4	15
Other (2)	1	2	3	2
Adjusted EBITDA	$154	$137	$439	$381

(1)  Multi-year initiatives relate to store remodel costs.

(2)  Other adjustments relate to items such as the moving & relocation expenses, franchise taxes, foreign currency hedge and legal expenses.